--------------------------------------------------------------------------------
SEC 1746  Potential persons who are to respond to the collection of information
(11-02) contained in this form are not required to respond unless the form displays a valid OMB control number.
--------------------------------------------------------------------------------

                                                   -----------------------------
                                                             OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number: 3235-0145
                                                   -----------------------------
                                                   Expires:    November 30, 2002
                                                   -----------------------------
                                                   Estimated average burden
                                                   hours per response........ 11
                                                   -----------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*

                     August Financial Holding Company, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     05106W
--------------------------------------------------------------------------------
                                 (CUSIP Number)

 Vivian Wenhuey Chen Huang, 150 Lincoln Street, Boston, MA 02111 (617) 542-8889
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                December 6, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------                                                ----------------
CUSIP No. 05106W                       13D                        Page 2 of 3
----------------                                                ----------------
--------------------------------------------------------------------------------
 1.   Names of Reporting Persons
      I.R.S. Identification Nos. of Above Persons (entities only).

      Millard H. Pryor, Jr.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [_]
      (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Source of Funds (See Instructions)

      Personal Savings
--------------------------------------------------------------------------------
 5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [_]

--------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

      USA
--------------------------------------------------------------------------------
                      7.    Sole Voting Power
   NUMBER OF                374,076
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    Shared Voting Power
   OWNED BY
     EACH            -----------------------------------------------------------
   REPORTING          9.    Sole Dispositive Power
    PERSON                  374,076
     WITH            -----------------------------------------------------------
                     10.    Shared Dispositive Power

--------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person
      383,706 (including 9,700 shares held by spouse)
--------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)                                                     [_]
--------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)
      6.756%
--------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

----------------                                                ----------------
CUSIP No. 05106W                       13D                        Page 3 of 3
----------------                                                ----------------

12/06/02
--------------------------------------------------------------------------------
Date

/s/ Millard H. Pryor, Jr
--------------------------------------------------------------------------------
Signature

Millard H. Pryor, Jr
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



          ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)